UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement

|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|	Definitive Proxy Statement

|_|	Definitive Additional Materials

|_|	Soliciting Material Pursuant to § 240.14a-12

AMERICAN CAMPUS COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

March 27, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of American Campus Communities, Inc. to be held at 10:00 a.m. (Central Time) on Thursday, May 3, 2007, at The Driskill Hotel, 604 Brazos Street, Austin, Texas. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.

Following the formal business session, there will be an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

On behalf of the Board of Directors,

Sincerely, WILLIAM C. BAYLESS, JR. President and Chief Executive Officer

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 3, 2007

To the Holders of Common Stock of
AMERICAN CAMPUS COMMUNITIES, INC.:

The 2007 Annual Meeting of Stockholders of American Campus Communities, Inc., a Maryland corporation, will be held at The Driskill Hotel, 604 Brazos Street, Austin, Texas on Thursday, May 3, 2007, at 10:00 a.m. (Central Time) to consider and take action upon the following:

(i)	To elect eight directors to a one-year term of office expiring at the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(ii)	To ratify Ernst & Young LLP as our independent auditors for 2007; and

(iii)	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The enclosed proxy card is solicited by our Board of Directors, which recommends that our stockholders vote FOR the election of the nominees named therein. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Ernst & Young as our independent auditors for 2007. Please refer to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

The Board of Directors has fixed the close of business on March 16, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy in the postage-prepaid envelope provided. Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors, BRIAN B. NICKEL Executive Vice President, Chief Financial Officer and Secretary

Austin, Texas
March 27, 2007

TABLE OF CONTENTS

Questions and Answers	1

Election of Directors	3

Board of Directors	3
Board Composition	3
Board Committees	5
Consideration of Director Nominees	6

Governance of the Company	7
Board Independence and Meetings	7
Director Qualifications; Limits on Board Service	7
Term Limits; Retirement Age	7
Board and Committee Evaluations	8
Number of Directors; Director Vacancies	8
Stockholder Approval of Amendment of Our Charter and Bylaws and
Transactions Outside the Ordinary Course of Business	8
Guidelines on Governance and Codes of Ethics	9
Communication with the Board of Directors	9
Stock Ownership Guidelines	9
Management Succession	9

Executive and Senior Officers	10
Executive Officers	10
Senior Officers	10

Security Ownership	12

Section 16(a) Beneficial Ownership Reporting Compliance	13

Executive Compensation	14
Compensation Discussion and Analysis	14
Compensation Committee Report	20
Summary Compensation Table	20
Grants of Plan Based Awards	21
Employment Contracts	21
Outstanding Equity Awards at Fiscal Year-End	22
Awards Vested	22
Potential Payments Upon Termination or Change in Control	22
Compensation Committee Interlocks and Insider Participation	24

Compensation of Directors	24

Certain Relationships and Related Transactions	25

Audit Committee Information	26
Report of the Audit Committee	26
Independent Auditor Fees	27
Ratification of the Selection of Independent Auditors	28

Stockholder Proposals	28

2006 Annual Report	28

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

PROXY STATEMENT

The accompanying proxy card, to be mailed to stockholders together with the Notice of Annual Meeting of Stockholders and this Proxy Statement on or about March 30, 2007, is solicited by the Board of Directors of American Campus Communities, Inc. in connection with the Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 3, 2007.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	Election of eight directors to hold office for a one-year term and ratification of Ernst & Young LLP as our independent auditors for 2007.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 16, 2007 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees and in favor of the ratification of Ernst &Young LLP as our independent auditors for 2007. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked. If you hold your shares in street name, please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Q:	Is my vote confidential?

A:	Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote?

A:	All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and withheld votes and abstentions. In order to be elected as a director,

1

a nominee must receive a plurality of the votes cast at the Annual Meeting at which a quorum is present. In order for Ernst & Young LLP to be ratified as our independent auditors for 2007, the proposal must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For purposes of calculating votes cast on a proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Q:	What constitutes a quorum?

A:	As of the record date for the Annual Meeting, 22,903,073 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of March 16, 2007 can attend.

Q:	Who pays for this proxy solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information we furnish to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. We will not pay any additional compensation to directors, officers or employees for such services.

2

ELECTION OF DIRECTORS

There are currently nine directors on the Board, William C. Bayless, Jr., R.D. Burck, G. Steven Dawson, Cydney C. Donnell, Michael J. Henneman, Edward Lowenthal, Brian B. Nickel, Scott H. Rechler and Winston W. Walker. The employment agreements with each of Messrs. Bayless and Nickel provide that such executive will be nominated as a director. See “Executive Compensation – Employment Contracts.” In connection with our acquisition of a portfolio of properties from entities affiliated with Royal Properties, we agreed, for so long as recipients of units of limited partnership interest in our operating partnership continue to beneficially own, on an as if converted basis, units comprising at least 10% of our then outstanding fully diluted shares of common stock, to nominate Mr. Henneman as a director. As such holders no longer beneficially own at least 10% of the outstanding fully diluted shares of our common stock, the Board has not selected Mr. Henneman as a nominee for election at the Annual Meeting and has selected each of the other eight current directors as a nominee for election at the Annual Meeting. Accordingly, at the time of the Annual Meeting, the size of the Board will be reduced to eight members. Directors elected at the Annual Meeting will hold office for a one-year term.

All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable to act as director. However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means the eight nominees who receive the largest number of properly cast votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the eight director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named on the enclosed proxy card to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld.

BOARD OF DIRECTORS

Board Composition

The following pages contain information concerning the nominees, based upon information furnished us by each nominee.

William C. Bayless, Jr. has been our President and Chief Executive Officer since October 2003 and has served on our Board of Directors since August 2004. Mr. Bayless is a co-founder of our company and participated in the founding of the student housing business of our predecessor entities. Mr. Bayless served as Executive Vice President and Chief Operating Officer of our predecessor entities from July 1995 to September 2003, where he directed all aspects of our predecessor entities’ business segments including business development, development and construction management, acquisitions and management services. He served as our Vice President of Development from the inception of our predecessor entities in 1993 until July 1995. Mr. Bayless served as the Director of Operations for Century Development’s student housing division from 1991 to 1993. From 1988 to 1991, Mr. Bayless served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Mr. Bayless began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. He received a B.S. in Business Administration from West Virginia University. Age: 43.

R.D. Burck has been our Independent Chairman of the Board since August 2004. Mr. Burck served as chief executive officer and a director of Nano Proprietary, Inc. from June 1, 2006 until December 1, 2006. Mr. Burck retired from the position of chancellor of The University of Texas System in 2002. Mr. Burck joined the University of Texas System in 1988 to serve as the vice chancellor of business affairs and then as executive vice chancellor for business affairs before being appointed by the Board of Regents as interim chancellor in June 2000 and chancellor six months later in December 2000. Mr. Burck worked worldwide for Getty Oil Co., headquartered in Los Angeles, from 1955 to 1984. In 1979, he was involved in the creation and served as director, as well as vice president, of ESPN, the first cable TV sports network. Mr. Burck is currently a member of the board of directors of Celo Data, Inc. and Frost Bank, a Senior Client Advocate for Willis Group Holdings and the Chairman of the Advisory Board of Patton Medical Devices, all of which are private companies. In addition, Mr. Burck serves as a member of the

3

board of trustees of The Headliners Club. He also has been a member of the board of the Texas Department of Information Resources, the board of the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association, the formal advisory committee of the Texas Higher Education Coordinating Board, and the advisory council of the U.T. Austin College of Natural Sciences. Mr. Burck is a former director of the National Conference of Christians and Jews, and a former member of the board of directors of the American Cancer Society. Mr. Burck graduated from The University of Texas at Austin with a B.B.A. He also attended the South Texas School of Law in Houston. Age: 74.

G. Steven Dawson has served on our Board of Directors since August 2004. He has primarily been a private investor since 2003 and from 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE: CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States. Mr. Dawson serves on the boards of Alesco Financial, Inc. (NYSE: AFN), a structured finance REIT; AmREIT (AMEX: AMY), a retail property REIT; Desert Capital REIT, Inc., an unlisted, public mortgage REIT; and Medical Properties Trust (NYSE: MPW), a hospital/healthcare REIT. Mr. Dawson also serves on boards of various private charities and civic organizations and has other private interests. Mr. Dawson holds a degree in business from Texas A&M University, where he serves on the Real Estate Council of the Mays Graduate School of Business. Age: 49.

Cydney C. Donnell has served on our Board of Directors since August 2004. She has been the Director of Real Estate Programs and an Executive Professor at the Mays Business School of Texas A&M University since March 2006, where she teaches in the Finance Department. Ms. Donnell was an Executive Professor at the Mays School from August 2004 to March 2006 and was a Visiting Lecturer from January 2004 to August 2004. Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc. Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992. Ms. Donnell served on the Board of European Investors Holding Company from 1992 to 2005. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986. Ms. Donnell currently serves on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940. Ms. Donnell has served on the Board and Institutional Advisory Committee of the National Association of Real Estate Investment Trusts, or NAREIT. She has also served in various leadership capacities for The Association of Former Students of Texas A&M University and the Junior League of the City of New York. Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University. Age: 47.

Edward Lowenthal has served on our Board of Directors since August 2004. He has been President of Ackerman Management LLC since April 2002, a private investment management and advisory company with particular focus on real estate and other asset-based investments. Mr. Lowenthal was a founder and served as the President of Wellsford Real Properties, Inc. (AMEX: WRP) from 1997 until 2002, which manages primarily multifamily and office properties as well as real estate debt held directly and through joint ventures with institutional partners. He continues to serve as a director of Wellsford Real Properties, Inc. Mr. Lowenthal was a Founder, Trustee and President of Wellsford Residential Property Trust, a NYSE listed multi-family real estate investment trust, until May 1997 when it was merged into Equity Residential. Mr. Lowenthal has more than 30 years of real estate and merger and acquisition experience in both public and private entities. Mr. Lowenthal serves as a trustee of Omega Healthcare Investors, Inc. (NYSE: OHI), a healthcare REIT; as a director of Reis, Inc., a privately held real estate information and analytics provider; and as a director of Desarrolladora Homex, S.A. de C.V., a vertically integrated home development company focusing on affordable entry level and middle income housing in Mexico. Mr. Lowenthal serves as a trustee of The Manhattan School of Music and serves on its Finance and Executive Committees and chairs its New Building Committee. He served as a member of the Board of Governors of NAREIT from 1992-2000. He received a B.A. degree from Case Western Reserve University and a J.D. degree from Georgetown University Law Center, where he was an editor of the Georgetown University Law Journal. Age: 62.

Brian B. Nickel has served on our Board of Directors since August 2004. He has served as our Executive Vice President, Chief Financial Officer and Secretary since May 2005 and as our Executive Vice President, Chief Investment Officer and Secretary from October 2003 until May 2005. Mr. Nickel joined our predecessor entities in June 1996 as Director of Business Development and has progressively contributed to our growth, serving in various

4

capacities including Director of Acquisitions, Vice President of Acquisitions, Vice President of On-campus Development, and Senior Vice President of Development. Prior to joining us, Mr. Nickel held positions in the investment banking firm of Kidder, Peabody Company and with the corporate finance group of LaSalle Partners. Mr. Nickel received a B.S. in Economics from Northwestern University. Age: 34.

Scott H. Rechler has served on our Board of Directors since August 2004. He has served as Chief Executive Officer and Chairman of RexCorp Realty LLC (“RexCorp”) since its formation in January 2007. RexCorp is a multi-billion dollar private company founded by key members of Reckson’s executive management team that emerged from the merger of Reckson Associates Realty Corp (“Reckson”) with SL Green. He served as Chief Executive Officer of Reckson from December 2003 until January 2007 and Chief Executive Officer and President of Reckson from December 2003 until April 2006, served as Co-Chief Executive Officer of Reckson from May 1999 until December 2003, served as the Chairman of the Executive Committee of the Board of Directors of Reckson and had served as a director of Reckson since its formation. Mr. Rechler is actively involved with the Real Estate Roundtable, for which he is a member of the Board of Directors and Co-Chair of its Political Action Committee. Mr. Rechler serves as a Board member of the Association for a Better Long Island, Board member of the Association for a Better New York, member of the Hofstra Honors College Advisory Committee, as well as the NYU Real Estate Institute Advisory Committee. In addition, Mr. Rechler serves on the Board of many of the region’s top cultural institutions such as the Tribeca Film Institute and the Long Island Children’s Museum where he serves as its co-Chairman of the Board. Since 1997, Mr. Rechler has served as Chief Executive Officer and Chairman of the Board of Directors of Frontline Capital Group, and also served as the non-executive Chairman of the Board of Directors and as former interim executive officer of HQ Global Holdings, Inc. In 2002, FrontLine filed for protection from creditors under the federal bankruptcy laws. Mr. Rechler is a graduate of Clark University and received a Master’s Degree in Finance with a specialization in real estate from New York University. Age: 39.

Winston W. Walker has served on our Board of Directors since August 2004. He has been President and Chief Executive Officer of Walker & Associates since 1993, which provides strategic consultation primarily to clients in the healthcare and insurance industries. From 1987 until October 1993, Mr. Walker served as the Chief Executive Officer of Provident Life and Accident Insurance Company of America. Mr. Walker is currently a member of the board of directors and the audit committee chair of CBL & Associates Properties, Inc. (NYSE: CBL), a shopping center REIT, and a member of the board of directors of MRI Medical, a private company. Mr. Walker received a B.A. in Russian from Tulane University and a Ph.D. in mathematics from the University of Georgia. Age: 63.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

Board Committees

Audit Committee. The current members of the Audit Committee are Messrs. Dawson (Chairman), Burck and Walker. Each member of the Audit Committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The Board of Directors, after reviewing all of the applicable facts, circumstances and attributes, has determined that Mr. Dawson is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

The Audit Committee operates under a written charter, which was adopted on August 17, 2004 and was subsequently amended in August 2005. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the original charter was included as Appendix A to the proxy statement relating to the 2005 Annual Meeting. A copy of the amended and restated charter was included as Appendix A for the proxy statement relating to our 2006 Annual Meeting and can be viewed on our website at www.americancampuscommunities.com. The Report of the Audit Committee is set forth on page 26 of this Proxy Statement.

The Audit Committee’s responsibilities include assisting the Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our independent auditors. In addition, the Audit Committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the Audit Committee has the sole authority to appoint and replace the independent auditors, who report directly to the Audit Committee, approve the engagement fee of the

5

independent auditors and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to us. The Audit Committee met 11 times in 2006.

Executive Committee. Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Mr. Bayless (Chairman), Ms. Donnell, Mr. Nickel and Mr. Rechler, has the authority to approve, subject to certain limitations, acquisitions, financings and dispositions and to authorize the execution, subject to certain limitations, of certain contracts and agreements, including those relating to the borrowing of money, and to exercise generally all other powers of the Board, except for those that require action by all directors or the non-employee directors under our articles of incorporation, bylaws or applicable law. The Executive Committee did not meet in 2006.

Compensation Committee. The current members of the Compensation Committee are Messrs. Walker (Chairman), Dawson and Lowenthal. Each member of the Compensation Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Compensation Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.americancampuscommunities.com. The Compensation Committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for executive officers. The Compensation Committee met six times in 2006.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Mr. Lowenthal (Chairman), Mr. Burck and Ms. Donnell. Each member of the Nominating and Corporate Governance Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Nominating and Corporate Governance Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.americancampuscommunities.com. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board in promoting our and our stockholders’ best interests through the implementation of sound corporate governance principals and practices. The Nominating and Corporate Governance Committee is also responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board the director nominees for the next Annual Meeting, (ii) developing and recommending to the Board a set of corporate governance principles applicable to us, and (iii) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met five times in 2006.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a holder of our common stock. Nominations must be addressed to Chairman of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws.

The Chairman of the Board or the Chief Executive Officer or Board of Directors may call a special meeting of the stockholders. We will call a special meeting of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting, provided that such written request complies with the requirements set forth in our bylaws.

The committee considers nominees for the Board from any reasonable source, including current Board members, stockholders or other persons. While the Nominating and Corporate Governance Committee has the ability to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Each nominee for director at the 2007 Annual Meeting currently serves as a member of our Board.

6

GOVERNANCE OF THE COMPANY

Board Independence and Meetings

Board Governance Documents. The Board maintains charters for all committees. In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics. To view our committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.americancampuscommunities.com. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote the highest standards of integrity, are sound and represent best practices. The Board of Directors periodically reviews these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.

Independence; Lead Independent Director. Currently, the Board has nine directors. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that five directors (Messrs. Burck, Dawson, Lowenthal and Walker and Ms. Donnell) are independent, as “independence” is defined by the New York Stock Exchange. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. As a result, the Board has a majority of independent directors on the Board as required by the listing requirements of the New York Stock Exchange. Mr. R.D. Burck serves as our Lead Independent Director.

Executive Sessions. Independent, non-management directors have regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions typically occur after each regularly scheduled meeting of the Board of Directors. Any independent director may request that an additional executive session be scheduled. The presiding director of these executive sessions is Mr. Burck.

Meetings. The Board of Directors met ten times in 2006. All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served during 2006, except for Mr. Scott H. Rechler who attended 60% of the total number of meeting of the Board and committee on which he served during 2006. All directors are encouraged to attend our Annual Meeting. At the time of last year’s Annual Meeting, there were nine members of the Board, eight of whom attended such meeting.

Director Qualifications; Limits on Board Service

The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications. The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by stockholders.

The Board recognizes that its members benefit from service on the boards of other companies. We encourage that service but also believe it is critical that directors have the opportunity to dedicate sufficient time to their service on the Board. To that end, individuals who serve on more than six other public company boards will not normally be asked to join the Board unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Board.

Term Limits; Retirement Age

The Guidelines on Governance provide that, as a general matter, non-employee directors will not stand for election to a new term of service at any Annual Meeting following their 75th birthday. However, the Board may approve exceptions to this practice when it believes it is in our interest to do so. The Board does not believe it should

7

establish term limits for director service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring that each director continues to act in a manner consistent with the best interests of us, our stockholders and the Board. The Board believes that term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our operations and, therefore, provide an increasing contribution to the Board as a whole.

Board and Committee Evaluations

Our Corporate Governance Guidelines require the Board and each committee of the Board to conduct an annual self-evaluation to determine whether the Board or respective committee is functioning effectively. The reviews focus on the performance of the entire Board or the respective committee. In connection with each annual performance evaluation, the Board or committee surveys and receives comments from each director or committee member regarding an assessment of the Board’s or the committee’s performance. The Board also reviews the Nominating and Corporate Governance Committee’s recommendations concerning the performance and effectiveness of the Board and each of its committees. The Nominating and Corporate Governance Committee will also review the individual performance of a director as circumstances warrant.

Number of Directors; Director Vacancies

Our bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than three directors. The tenure of office of a director will not be affected by any decrease in the number of directors. Our bylaws also provide that if any or all the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors. Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or our stockholders. Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.

Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business

Our charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. Our bylaws may be amended only by a majority of our directors.

Our charter provides that we may not merge with or into another entity, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of our business unless the transaction or transactions are approved by the affirmative vote of the majority of all of the votes entitled to be cast on the matter, except if:

•	the merger will merge one of our 90% or more owned subsidiaries into us without amending our charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of our Board of Directors and the board of directors of the subsidiary is necessary);
•	we are the successor corporation in a share exchange (in which case only the approval of our Board of Directors is necessary); or
•	we are the survivor in the merger and the merger does not change the terms of any class or series of our outstanding stock, or otherwise amend our charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of our Board of Directors is necessary).

8

Guidelines on Governance and Codes of Ethics

During 2004, the Board adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.

Also during 2004, the Board of Directors adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. The Board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.

You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on our website at www.americancampuscommunities.com. This information is also available in print free of charge to any person who requests it by contacting us at c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, Attention: Investor Relations.

Communication with the Board of Directors

Stockholders who wish to communicate with any member of the Board of Directors may do so in writing to the following address:

Mr. R. D. Burck Chairman of the Board c/o American Campus Communities, Inc. 805 Las Cimas Parkway, Suite 400 Austin, Texas 78746

Mr. Burck will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Burck will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Burck will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.

Stock Ownership Guidelines

To further support our goal of achieving a strong link between stockholders and directors, directors are encouraged to purchase and hold shares of our common stock with a cost basis of at least $50,000 within three years of their election to the Board.

Management Succession

Pursuant to our Guidelines on Governance, the Board has undertaken appropriate succession planning for our chief executive officer and other executive officers, including policies and principles for selection and performance review for the chief executive officer, as well as policies regarding succession in case of emergency or the retirement of the chief executive officer. The Nominating and Corporate Governance Committee has reviewed our succession plans and reported on them to the Board.

9

EXECUTIVE AND SENIOR OFFICERS

Our executive and senior officers are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. The following executive and senior officers are not directors. For information regarding William C. Bayless, Jr., President and Chief Executive Officer, and Brian B. Nickel, Executive Vice President, Chief Financial Officer and Secretary, see “Board of Directors – Board Composition.”

Executive Officers

Greg A. Dowell has served as our Executive Vice President and Chief of Operations since May 2005 and served as our Senior Vice President and Chief of Operations from August 2004 until May 2005. Mr. Dowell joined our predecessor entities in October 2001 as Senior Vice President — Management Services. Prior to this, Mr. Dowell was employed by Century Development from 1991 to 2001 where he began his tenure as accountant and ultimately served as Senior Vice President over the operations of their 29 property student housing portfolio. Mr. Dowell received a B.S. in Accounting from the University of Louisiana, Lafayette and is a Certified Public Accountant. Age: 43.

James C. Hopke, Jr. has served as our Executive Vice President and Chief Investment Officer since May 2005. From November 2002 to April 2005, Mr. Hopke served as Vice President, Asset Management and Advisory Services for Wachovia Securities’ Real Estate Capital Markets group. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of our predecessor entities. Mr. Hopke was previously a Vice President of JPI Development and Insignia Financial Group, and is a former MAI Member of The Appraisal Institute. Mr. Hopke received a B.S. in Administrative Management from Clemson University. Age: 45.

Senior Officers

Clint Braun has served as our Senior Vice President of Construction Management since September 2006. From February 2002 until September 2006, he served as our Vice President of Construction Management. Mr. Braun joined our predecessor entities in February 2000 as Director of Construction Management. Before joining us, he held various construction management positions with JPI, a private real estate developer, from 1996 until 2000. Mr. Braun received a B.S. in Construction Science from Texas A&M University. Age: 34.

Steve Crawford has served as our Senior Vice President of Management Services since August 2005.  From 1999 to 2005, he served as our Vice President of Management Services.  Mr. Crawford joined our predecessor entities in October 1997 as a Regional Manager and has served us in increasing capacities.  Mr. Crawford began his career in student housing with Allen & O’Hara, Inc., where he held various student housing management positions from 1991 until 1997.  Mr. Crawford graduated with a B.A. from the University of California, Santa Barbara in 1991 and with a Masters of Public Administration from California State University, San Diego in 1995.  Age: 37.

Jorge de Cárdenas has served as our Senior Vice President of Information Technology since August 2005 and joined our predecessor entities in January 2004 as Vice President of IT. Prior to joining American Campus, Mr. de Cárdenas served as Director of Product Management for Emerging Technologies at Visa where he was responsible for defining product strategies and delivering application services to a global market. Mr. de Cárdenas began his career developing software for NASA at Lockheed Engineering and Science. From 1991 to 1994, Mr. de Cárdenas was a co-founder and principal consultant of Everest Technologies, Inc., an Oil & Gas IT consulting firm which was sold to SAIC, Inc. Between 1994 and 2000, he served in various capacities at technology startup companies including software architect, support manager, professional services manager, product management, and marketing. Mr. de Cárdenas received a B.S. in Computer Science with specializations in Mathematics and Management from Texas A&M University. Age: 43.

Jonathan A. Graf has served as our Senior Vice President, Chief Accounting Officer and Treasurer since May 2005, and served as our Vice President and Controller from October 2004 until May 2005. From September 1994 to September 2004, he served in various capacities at Southern Union Company, most recently as Vice President and Controller. From 1988 until 1994, he was an audit manager and information systems auditor at Ernst & Young LLP.

10

Mr. Graf received a B.A. in Accounting from Texas A&M University and is a Certified Public Accountant. Age: 41.

James R. Sholders has served as our Senior Vice President of Management Services since August 2005. From June 2003 to 2005 he served as our Vice President of Management Services. He joined us in 2001 as a Regional Manager. Mr. Sholders began his career in student housing in 1989 as a Resident Assistant with Allen and O’Hara, where he served in increasing capacities through 2001. Mr. Sholders received a B.S. in Secondary Education from West Virginia University and is a Certified Property Manager. Age: 37.

William W. Talbot has served as our Senior Vice President-Investments since August 2005.  Mr. Talbot joined us in August 2001 as Director of Acquisitions and has since served in increasing capacities, including Director of Asset Management and Vice President of Investments. Prior to joining us, Mr. Talbot was an Acquisitions Analyst for Lend Lease Real Estate Investments, Inc. from 1997 until 2001, where he was involved in acquisitions on behalf of pension fund clients.  Mr. Talbot received a B.A. in Economics and Spanish from Vanderbilt University. Age: 32.

Brian N. Winger has served as our Senior Vice President–Transactions since July 2006. From October 2003 until July 2006, Mr. Winger served as our Senior Vice President-Development. Mr. Winger joined us in March 2000 as Director–On-Campus Development and has since served in increasing capacities. Prior to joining us, Mr. Winger was the Chief Operating Officer with Aspen Gold Development Company (a private real estate developer) from 1999 to 2000. From 1996 to 1999, he was an endowment development officer and ultimately served as General Counsel for Oklahoma Christian University. From 1994 to 1996, Mr. Winger was a real estate analyst with Kabili & Company. Mr. Winger received a J.D. from Oklahoma City University and a B.S. in history/pre-law from Oklahoma Christian University in 1990. Mr. Winger is a licensed attorney in Oklahoma and a real estate broker licensed to practice in Oklahoma and Colorado. Age: 39.

Jason R. Wills has served as our Senior Vice President of On-Campus Development since 2004. From 2003 to 2004, he served as our Senior Vice President of Marketing and Development. Mr. Wills joined our predecessor entities in February 1997 as Manager–Marketing and Leasing and has served us in increasing capacities. Mr. Wills began his career in student housing with Century Development, where he held the positions of Resident Assistant and Marketing Coordinator in 1993. Mr. Wills attended the University of Texas, Arlington, where he studied Journalism and Marketing. Age: 35.

11

SECURITY OWNERSHIP

The following table sets forth the number of all shares of our common stock beneficially owned by each director, by each of our named executive officers, by each person known to us to beneficially own 5% or more of our outstanding common stock, and by all directors and executive officers as a group on March 16, 2007, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated in the footnotes. Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares Beneficially Owned		Percent of Class
Cohen & Steers, Inc.	2,728,500	(1)	11.8%
Deutsche Bank AG	1,835,554	(2)	8.0%
Morgan Stanley	1,637,941	(3)	7.1%
Davis Selected Advisors, L.P.	1,605,894	(4)	7.0%
The Vanguard Group, Inc.	1,238,411	(5)	5.4%
William C. Bayless Jr.	86,951	(6)	*
R.D. Burck	3,000		*
G. Steven Dawson	8,000		*
Cydney C. Donnell	2,100		*
Michael J. Henneman	532,263	(7)	2.3%
Edward Lowenthal	16,500		*
Brian B. Nickel	54,630	(8)	*
Scott H. Rechler	57,000		*
Winston W. Walker	18,000		*
Greg A. Dowell	24,901	(9)	*
James C. Hopke, Jr.	8,117	(10)	*
All directors and executive officers as a group (11 persons)	811,462	(11)	3.4%
*	Less than one percent.
(1)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2006. The address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. Each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. beneficially owned an aggregate of 2,728,500 shares and possessed sole voting power over 2,665,200 shares and sole dispositive power over 2,728,500 shares.
(2)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2006. The address of Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Each of Deutsche Bank AG and RREEF America, L.L.C. beneficially owned an aggregate of 1,835,554 shares and possessed sole voting power over 306,800 shares and sole dispositive power over 1,835,554 shares.
(3)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2006. The address of Morgan Stanley is 1585 Broadway, New York, New York 10036 and the address of Morgan Stanley Investment Management Inc. is 1221 Avenue of the Americas, New York, New York 10020. Morgan Stanley beneficially owned an aggregate of 1,637,941 shares, possessed sole voting power over 1,132,993 shares, shared voting power over 301 shares and sole dispositive power over 1,637,941 shares, and Morgan Stanley Investment Management Inc. beneficially owned an aggregate of 1,398,435 shares and possessed sole voting power over 996,322 shares, shared voting power over 301 shares and sole dispositive power over 1,398,435 shares.

12

(4)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2006. The address of Davis Selected Advisors, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706. Davis Selected Advisors, L.P. beneficially owned an aggregate of 1,605,894 shares and possessed sole voting and sole dispositive power over 1,605,894 shares.
(5)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2006. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. beneficially owned an aggregate of 1,238,411 shares and possessed sole voting power over 36,408 shares and sole dispositive power over 1,238,411 shares.
(6)	Includes 30,891 restricted stock awards (“RSAs”) and 48,400 common units of limited partnership interest in our operating partnership (“Common Units”). Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.
(7)	Comprised of 532,263 Common Units. Such Common Units are redeemable for cash or, at our election, an equal number or shares of our common stock.
(8)	Includes 21,665 RSAs and 29,040 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.
(9)	Includes 12,038 RSAs and 10,890 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.
(10)	Includes 7,240 RSAs.
(11)	Includes 71,834 RSAs and 620,593 Common Units, all of which are redeemable for cash or, at our election, an equal number of shares of our common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2006, we believe that all SEC filing requirements applicable to our directors, officers and beneficial owners of more than 10% of our common shares were complied with in 2006.

13

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring our executive compensation program.

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 20, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

An important part of our results-oriented culture is to recognize and reward executives based on their contributions to our success. Our executive compensation program links incentive compensation to individual and corporate results by rating achievement against financial and non-financial objectives. Our compensation objectives are designed to make our performance expectations clear to executives and other employees and to consistently measure and reward performance. The key objectives of our executive compensation program are to:

•	support our business objectives to produce consistent earnings growth and increase stockholder value;
•	attract, reward, motivate and retain talented executives;
•	tie executive compensation to our financial performance and other critical factors; and
•	link executives’ goals with stockholders’ interests.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for our chief executive officer and recommends to the Board compensation for our other officers. The Compensation Committee also approves equity awards to all of our officers and other employees.

William C. Bayless, Jr., our President and Chief Executive Officer, annually reviews the performance of each executive officer (other than Mr. Bayless, whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards.

Setting Executive Compensation

Based on the objectives described above, the Compensation Committee has structured our annual and long-term executive compensation to motivate executive officers to achieve our business goals and reward the executive officers for achieving such goals. In furtherance of this, in 2006, the Compensation Committee engaged an outside executive compensation consulting firm to conduct a benchmarking analysis of the compensation provided to our executive officers. The outside compensation consultant has provided the Compensation Committee with relevant market data to consider when making compensation decisions for our executive officers. The Compensation Committee also reviews public disclosures made by companies in the real estate and other industries.

In evaluating compensation, the Compensation Committee compared various elements comprising total compensation against two peer groups of publicly-traded companies (collectively, the “Compensation Peer Groups”), one comprised of public REITs with market capitalizations similar to ours (the “Sized-Based Peer Group”) and the other comprised of public REITS with assets similar to ours and against which we believe we compete for talent and stockholder investment (the “Asset-Based Peer Group”). The Compensation Peer Groups are periodically reviewed and updated by the Compensation Committee.

14

The following public REITs meet these criteria:

Asset-Based Peer Group	Size-Based Peer Group
Associated Estates Realty Corporation	Capital Lease Funding, Inc.
BRE Properties, Inc.	Cedar Shopping Centers, Inc.
Camden Property Trust	Education Realty Trust, Inc.
Colonial Properties Trust	First Potomac Realty Trust
Education Realty Trust, Inc.	GMH Communities Trust
Essex Property Trust, Inc.	Hersha Hospitality Trust
GMH Communities Trust	Kite Realty Group Trust
Home Properties, Inc.	Parkway Properties, Inc.
Mid-America Apartment Communities, Inc.	Ramco-Gershenson Properties Trust
Post Properties, Inc.
Roberts Realty Investors Inc.
United Dominion Realty Trust, Inc.

For executive positions, financial institutions and private real estate investment and development companies offer a considerable competitive opportunity in the attraction and retention of experienced and talented professionals. To appropriately judge the market competitive compensation for executive positions, the Compensation Committee also considered compensation for a number of companies representing a cross-section of the types and sizes of companies that could be competitive with us in executive recruitment.

As we compete with many companies for top executive-level talent, the Compensation Committee generally sets compensation for executive officers relative to the median compensation paid to similarly situated executives of the companies comprising the Compensation Peer Groups. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviewed a variety of information, including that provided by the outside compensation consultant, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of company performance and individual performance, depending on the type of award, compared to established goals.

2006 Executive Compensation Components

The principal components of our executive compensation program are base salary, annual incentive compensation and long-term compensation, which may include grants of restricted stock awards, or RSAs, profits interest units (“PIUs”) or outperformance awards based on past performance.

        Base Salary

The named executive officers receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determinations are individual performance, the success of each business unit in the individual’s area of responsibility in achieving business plans, the competitiveness of the executive’s total compensation and our ability to pay an appropriate and competitive salary. Members of executive management are eligible for periodic increases in their base salary as a result of individual and company performance, their salary relative to the competitive market median level and the time interval and any added responsibility since the last salary review. The Compensation Committee reviews and approves any such salary increases for the Chief Executive Officer and reviews and recommends to the Board approval of any such salary increases for the named executive officers. In 2006, all of the named executive officers received a salary increase from 2005 due to these factors.

15

       Annual Incentive Compensation

The Compensation Committee may award annual incentive compensation to executives, including the Chief Executive Officer, for the achievement of specified goals based on the individual’s position. Each year, the Compensation Committee sets the target and maximum award that may be granted to each executive officer if threshold goals are achieved. For 2006, the target award was 50% of base salary for achieving the stated objectives and the maximum award was up to 100% of base salary for significantly exceeding the stated objectives or to reward significant accomplishments. Each of the goals listed below was generally weighted equally.

For 2006, the company-wide goals used in determining an award for Mr. Bayless were:

•	re-leasing of our owned off-campus assets to achieve revenue growth;
•	acquisitions and commencement of development and construction of owned assets to achieve asset growth;
•	growth of third party service revenues;
•	achievement of budgeted operating results related to net operating income (“NOI”), funds from operations (“FFO”) and FFO modified for the operational performance of on-campus participating properties (“FFOM”), taking into our account our debt service and dividend coverage ratios; and
•	the effectiveness of overall performance, considering FFOM, stockholder growth and growth in same store NOI.

For the other three named executive officers, goals were tied to their respective business unit. For Mr. Nickel, the 2006 goals were as follows:

•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into account our debt service and dividend coverage ratios;
•	optimizing our capital structure with the focus on our development pipeline with the objective of maximizing long-term accretion while minimizing short-term dilution to stockholders;
•	overseeing the internal audit function;
•	acquisitions and commencement of development and construction of owned assets to achieve asset growth; and
•	the effectiveness of overall performance, with an emphasis on investor relations, banking relationships and payroll functions.

For Mr. Hopke, 2006 goals were as follows:

•	acquisitions and commencement of development and construction of owned assets to achieve asset growth;
•	achievement of projected yield contributions with respect to acquired and developed properties;
•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into account our debt service and dividend coverage ratios;
•	growth of third party service revenues; and
•	the effectiveness of overall performance, with an emphasis on investment returns and pipeline quality.

16

For Mr. Dowell, 2006 goals were as follows:

•	growth of same store NOI;
•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into account our debt service and dividend coverage ratios;
•	re-leasing of our owned off-campus assets to achieve revenue growth;
•	achievement of projected yield contributions with respect to acquired and developed properties;
•	growth of third party service revenues; and
•	the effectiveness of overall performance, with an emphasis on the fall 2006 lease-up occupancy for our entire owned off campus portfolio.

For 2006, we:

•	achieved FFOM of $1.37 per fully diluted share, which covered our annual distribution of $1.35 per share;
•	increased NOI for same store owned off-campus properties by 4.7% over the year ended December 31, 2005;
•	maintained same store occupancy for owned off-campus properties at 98.7% as of December 31, 2006;
•	executed the ground lease and commenced construction on South Campus Residential Community (SCRC), the $138 million, 1,866-bed owned on-campus development at Arizona State University in Tempe;
•	completed the disposition of The Village on University containing 918 beds in Tempe, Arizona for a sale price of $51.0 million, recognizing a gain of $18.6 million;
•	commenced construction on Frear Hall, an 810-bed on-campus third-party development serving students attending the University of Hawaii, Manoa; and
•	increased total assets by 60.5% from $550.9 million as of December 31, 2005 to $884.4 million as of December 31, 2006, through acquisitions and developments consistent with our investment criteria.

Based on 2006 goal achievement, the Compensation Committee awarded annual incentive compensation to each named executive officer. To more fully achieve the objective of linking executives’ goals with stockholders’ interests, for 2006, all of the awards were in the form of RSAs and are included in the table below under “Long-Term Compensation—RSAs.”

        Long-Term Compensation

Because today’s business decisions affect us over a number of years, long-term incentive awards are tied to our performance and the long-term value of our stock. The Compensation Committee’s policy is to make all awards of RSAs, PIUs or outperformance awards based on an officer’s actual current and past performance rather than projected future performance. Grants of RSAs, PIUs and outperformance awards are an important part of our long-term compensation plan.

17

RSAs. The Compensation Committee granted the following RSAs in January 2007 for 2006 performance based achievement of the goals described above under “Annual Incentive Compensation.” The Compensation Committee did not grant any PIUs or outperformance awards for 2006.

Name	Grant Date	Number of RSAs	Market Value on Date of Award
William C. Bayless, Jr.	1/29/07	12,858	$400,000
Brian B. Nickel	1/29/07	9,643	$300,000
Greg A. Dowell	1/29/07	7,232	$225,000
James C. Hopke, Jr.	1/29/07	4,822	$150,000

The RSAs vest in five equal installments beginning on February 28 of the year following the date of grant.

Outperformance Bonus Plan. Upon the consummation of our initial public offering, or IPO, we granted a special award of a bonus pool equal to the value on the date of vesting of 367,682 shares of common stock to executive officers and certain key employees, subject to continued service and attainment of certain performance measures. No dividends or dividend equivalent payments accrue with respect to the shares underlying this bonus pool.

Vesting of the awards will occur on August 17, 2007, the third anniversary of the IPO, provided that the employees have maintained continued service and that at least one performance measure, as outlined in the plan, has been achieved. These performance measures are: (i) a total return on our common stock of at least 25% per annum from the IPO date through the vesting date (the “Primary Performance Measure”), or (ii) a total return on our common stock of at least 12% per annum from the IPO date through the vesting date, and such return is at or above the 60th percentile of the total return achieved by “peer” companies (which may be comprised of a different grouping of companies than those comprising either Compensation Peer Group) during the same period (the “Alternate Performance Measure”).

Payments of vested awards will be made within 120 days of vesting. The Compensation Committee may, in its sole discretion, elect to pay such an award through cash, the issuance of shares of common stock, PIUs or similar securities (provided that such issuance will not result in any recognition of taxable income by the recipient), valued at the date of issuance.

Any individual award that becomes unvested as a result of an early termination of employment will be reallocated among the remaining recipients. In the event of a change of control, or termination of employment other than for “cause” or by a designated recipient for “good reason,” the award will be fully vested at that time (with the value of the bonus pool to be determined at that time for any affected award recipient) if the Primary Performance Measure has been achieved. Otherwise, a portion (but not less than 50%) of the special award (equal to the portion of the initial three-year vesting period that has elapsed) will be vested at that time if the Alternate Performance Measure has been achieved.

Common Units / PIUs. PIUs were issued to certain executive and senior officers upon consummation of the IPO. In connection with our equity offering in July 2005, all 121,000 PIUs were converted to Common Units. Each Common Unit is deemed equivalent to one share of our common stock, and Common Units are entitled to the same quarterly per unit distributions as holders of our common stock. This treatment with respect to quarterly distributions is similar to the treatment of RSAs.

Common Units are redeemable for cash based upon the fair market value of an equivalent number of shares of our common stock, or, at our election, an equal number of shares of common stock. The grant or vesting of PIUs was not a taxable transaction to the recipients. Therefore, a recipient who wishes to hold incentive equity awards for the long term may be able to do so more efficiently with PIUs and ultimately enjoy a greater after-tax return when disposing of them.

18

       Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

We maintain executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers. These include 401(k) retirement savings plans and business expense reimbursements. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We have entered into employment agreements with certain of our key employees, including the named executive officers. The employment agreements provide that, if we terminate a named executive officer’s employment without cause or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits:

•	a cash payment equal to 299% for Mr. Bayless, 200% for Mr. Nickel and 100% for Messrs. Dowell and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;
•	his prorated annual bonus for the year in which the termination occurs;
•	health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and
•	excise tax equalization payments.

Tax and Accounting Implications

       Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. We did not pay any compensation during 2006 that would be subject to section 162(m). We believe, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent compensation does not qualify for deduction under section 162(m) or under our incentive award plan approved by stockholders to, among other things, mitigate the effects of section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).

       Accounting for Stock-Based Compensation

Beginning on January 1, 2005, we began accounting for stock-based payments to employees in accordance with the requirements of FASB Statement 123(R).

19

Compensation Committee Report

The Compensation Committee of American Campus Communities, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE Winston W. Walker, Chairman G. Steven Dawson Edward Lowenthal

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2006. We have entered into employment agreements with each of the named executive officers, which are described below under “Employment Contracts.”

Name and Principal Position	Year	Salary	Stock Awards (1)	All Other Compensation		Total
William C. Bayless, Jr.	2006	$315,000	$114,098	$97,856	(2)	$526,954
President and Chief Executive Officer

Brian B. Nickel	2006	262,500	76,066	61,263	(2)	399,829
Executive Vice President, Chief
Financial Officer and Secretary

Greg A. Dowell	2006	183,500	39,208	24,740	(2)	247,448
Executive Vice President and Chief of
Operations

James C. Hopke, Jr.	2006	183,500	13,525	13,898	(3)	210,923
Executive Vice President and Chief
Investment Officer

(1)	The dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in note 11 to our audited financial statements for the year ended December 31, 2006 included in our annual report on Form 10-K for the year ended December 31, 2006.

(2)	Represents dividends on Common Units for Messrs. Bayless, Nickel and Dowell of $65,340, $39,204, and $14,702, respectively; dividends on unvested RSAs for Messrs. Bayless, Nickel and Dowell of $31,372, $20,915, and $8,894, respectively; and matching contributions under our 401(k) plan of $1,144 for each individual.

(3)	Represents dividends on unvested RSAs of $4,083, matching contributions under our 401(k) plan of $1,144 and reimbursement of taxes for moving of $8,671, which amount was paid in 2006 and reported in the summary compensation table contained in the proxy statement relating to the 2006 Annual Meeting and accrued for at December 31, 2005.

20

Grants of Plan Based Awards

The following table sets forth certain information with respect to RSAs granted during the year ended December 31, 2006 for each named executive officer, all of which were granted under our 2004 Incentive Award Plan. We did not grant any options during the year ended December 31, 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares (1)
William C. Bayless, Jr.	1/31/06	12,097

Brian B. Nickel	1/31/06	8,065

Greg A. Dowell	1/31/06	5,040

James C. Hopke, Jr.	1/31/06	3,024

(1)	Vest in five equal annual installments beginning on the first anniversary of the date of the grant.

Employment Contracts

As of December 31, 2006, we had employment agreements in effect with each of our executive officers (Messrs. Bayless, Nickel, Dowell and Hopke) that provide that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in our executive compensation and benefit programs. The employment agreements with our executive officers provide for Mr. Bayless to serve as a member of the Board and as our President and Chief Executive Officer, Mr. Nickel to serve as a member of the Board and our Executive Vice President, Chief Financial Officer and Secretary, Mr. Dowell to serve as our Executive Vice President and Chief of Operations and Mr. Hopke to serve as our Executive Vice President and Chief Investment Officer.

The employment agreements provide for the following:

•	annual base salaries, subject in each case to increases in accordance with our normal executive compensation practices;
•	eligibility for annual cash bonus awards determined by the Compensation Committee or in the event that we have a formal annual bonus plan for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other senior executives (with appropriate adjustments due to title and salary);
•	in the case of Messrs. Bayless and Nickel, a grant of 48,400 and 29,040 PIUs, respectively, representing a 0.19% and 0.12% limited partnership interest in our operating partnership, respectively, valued at $847,000 and $508,200, respectively, based on the value of our common stock at the consummation of the IPO, each of which was immediately vested;
•	an outperformance award to Messrs. Bayless, Nickel, Dowell and Hopke of 110,305 shares, 66,183 shares, 29,415 shares and 20,000 shares, respectively, subject to the terms and conditions of our Outperformance Bonus Program; and
•	participation in other employee benefit plans applicable generally to our executives.

Additionally, we have entered into non-competition agreements with Messrs. Bayless, Nickel, Dowell and Hopke in which the executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with us, if any.

21

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the market value as of December 31, 2006 of all unvested RSAs held by each named executive officer as of December 31, 2006.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
William C. Bayless, Jr.	23,239	(1)	$661,614

Brian B. Nickel	15,493	(1)	$441,086

Greg A. Dowell	5,040	(1)	$143,489
	1,548	(2)	44,072

	6,588		$187,561

James C. Hopke, Jr.	3,024	(1)	$ 86,093

(1)	Vest in five equal annual installments beginning on the first anniversary of the date of the grant.

(2)	Vest in three equal annual installments beginning on the first anniversary of the date of the grant.

Awards Vested

The following table sets forth certain information with respect to RSAs vested during 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
William C. Bayless, Jr.	2,786	(1)	$70,195

Brian B. Nickel	1,857	(2)	46,797

Greg A. Dowell	773		19,498

James C. Hopke, Jr.	—		—

(1)	Of these shares, 738 shares were withheld to satisfy related tax liabilities.

(2)	Of these shares, 492 shares were withheld to satisfy related tax liabilities.

Potential Payments Upon Termination or Change in Control

The following summarizes the compensation payable to each named executive officer under his employment agreement in the event of a termination of such executive’s employment.

Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, each employment agreement provides that he may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by us in the nature of his employment without his express written consent; the requirement that

22

he be based at a location at least 50 miles further than from his current principal location of employment; our failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and our breach of any material provision of the employment agreement.

The employment agreements provide that, if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a cash payment equal to 299% for Mr. Bayless, 200% for Mr. Nickel and 100% for Messrs. Dowell and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;
•	his prorated annual bonus for the year in which the termination occurs;
•	health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and
•	excise tax equalization payments.

The amounts set forth in the table below represent the compensation payable to each named executive officer under his respective employment agreement in the event of a termination of such executive’s employment. The amounts shown assume such termination was effective as of December 31, 2006 and therefore include amounts earned through such time and are estimates of the amounts that would be paid the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s termination.

Name	Benefit	Without Cause or For Good Reason
William C. Bayless, Jr.	Severance payment	$1,325,567
	Bonus	157,500
	Health benefits	23,844
	Excise tax equalization payments	278,396

		$1,785,307

Brian B. Nickel	Severance payment	$ 751,667
	Bonus	131,250
	Health benefits	23,844
	Excise tax equalization payments	—

		$ 906,761

Greg A. Dowell	Severance payment	$ 234,333
	Bonus	91,750
	Health benefits	23,844
	Excise tax equalization payments	—

		$ 349,927

James C. Hopke, Jr.	Severance payment	$ 203,500
	Bonus	91,750
	Health benefits	23,844
	Excise tax equalization payments	—

		$ 319,094

23

Compensation Committee Interlocks and Insider Participation

No director who served on our Compensation Committee during 2006 was either an officer or employee during 2006, a former officer or was party to any material transaction described below in the “Certain Relationships and Related Transactions” section.

No executive officer served as a member of the compensation or similar committee or board of directors of any entity whose members served on our Compensation Committee.

COMPENSATION OF DIRECTORS

Except as described below, each non-employee director receives an annual fee of $25,000 for services as a director, payable quarterly. The Chairman of the Board receives an additional annual fee of $32,500 but is not entitled to receive any other committee meeting fees. Non-employee members of the Audit Committee, Executive Committee, Nominating and Corporate Governance Committee and/or Compensation Committee receive a fee of $2,000 for each committee meeting attended in person or $1,000 for each committee meeting attended by conference, telephone or similar communications equipment, except that in lieu of such meeting fee for Audit Committee meetings, the chairman of the Audit Committee receives a monthly fee of $2,000.

Our 2004 Incentive Award Plan (the “Plan”) provides for formula grants of restricted stock units, or RSUs, to non-employee directors. On August 17, 2004, the closing date of our IPO, except as described below, each non-employee member of the Board on such date received $25,000 of RSUs, or 1,429 RSUs, valued at $17.50 per RSU, the IPO price of our common stock. Thereafter, except as described below, on the date of each Annual Meeting at which a non-employee director is re-elected to the Board of Directors, such non-employee director receives $25,000 of RSUs valued at 100% of the Fair Market Value (as defined in the Plan) of our common stock on the date of grant. Accordingly, on May 11, 2006, the date of our 2006 Annual Meeting, each non-employee member of the Board re-elected on such date received 1,030 RSUs, valued at $24.27 per RSU, the Fair Market Value of our common stock on such date. Similarly, each non-employee director who is initially elected to the Board of Directors receives $25,000 of RSUs on the date of such initial election and $25,000 of RSUs on the date of each Annual Meeting at which the non-employee director is re-elected to the Board of Directors, in each case valued at 100% of the Fair Market Value of our common stock on the date of grant. Effective with the 2007 Annual Meeting, the Chairman of the Board will receive $35,000 of RSUs. Shares underlying RSUs granted to directors will be settled, in accordance with the terms of the Plan, on the third anniversary of the date of the grant. Dividends accrue on the RSUs (without interest) equal to the cash dividends we pay on our common stock. A total of 20,549 RSUs have been issued, all of which are currently outstanding.

Mr. Henneman does not receive any director compensation.

Members of the Board of Directors are also reimbursed for travel expenses incurred in connection with our business, including attendance at meetings of the Board and its committees.

The table below summarizes the compensation we paid to each non-employee director for 2006:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
R.D. Burck	$53,750	$25,000	$78,750

G. Steven Dawson	59,000	25,000	84,000

Cydney C. Donnell	33,000	25,000	58,000

Michael J. Henneman	—	—	—

Edward Lowenthal	42,000	25,000	67,000

Scott H. Rechler	26,000	25,000	51,000

Winston W. Walker	50,000	25,000	75,000

24

(1)	William C. Bayless, Jr., our President and Chief Executive Officer, and Brian B. Nickel, our Executive Vice President, Chief Financial Officer and Secretary, are not included in this table as they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Bayless and Nickel as employees is shown in the Summary Compensation Table on page 20.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted for under FAS 123(R).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 2, 2005, we entered into a contribution and sale agreement with affiliates of Royal Properties to acquire a 13-property portfolio. The closing of the transactions contemplated by the contribution and sale agreement occurred on March 1, 2006, at which time Mr. Henneman received 532,263 Common Units valued at $23.50 per unit. These units became redeemable after March 1, 2007 into an equal number of shares of our common stock or cash, at our election. An agreement with Mr. Henneman contemplated by the contribution and sale agreement provides, among other things, that Mr. Henneman would be appointed to our Board of Directors at closing and that we would cause Mr. Henneman to be nominated for reelection so long as recipients of units of limited partnership interest in our operating partnership issued at closing continue to beneficially own, on an as if converted basis, units comprising at least 10% of the then outstanding fully diluted shares of our common stock. As such holders no longer beneficially own at least 10% of the outstanding fully diluted shares of our common stock, the Board has not selected Mr. Henneman as a nominee for election at the Annual Meeting. The agreement with Mr. Henneman also provides that after the time that Mr. Henneman ceases to serve on the Board, he will have full observation rights with respect to the Board, other than with respect to executive sessions of independent directors and meetings of its committees, including the right to obtain full and timely notice of all meetings of the Board and to obtain copies of all written and other materials disseminated to the Board, provided that Mr. Henneman executes and delivers to us a confidentiality agreement pursuant to which he will agree, among other things, to treat confidentially any information furnished to him in connection with his exercise of such observation rights and to use all such information for informational purposes only. Such observation rights will terminate upon the earlier of (i) the occurrence of our annual meeting in 2008 or (ii) such time that the holders of units issued at the closing beneficially own less than 50% of the units issued at closing. The contribution and sale agreement also provides that, in his capacity as a limited partner of our operating partnership, Mr. Henneman will enter into the First Amendment to Amended and Restated Agreement of Limited Partnership of the Operating Partnership that, among other things, sets forth the rights and preferences of such units; a Registration Rights Agreement pursuant to which we registered shares into which such units are exchangeable; and a Tax Matters Agreement that, among other things, will prevent the operating partnership from selling the properties comprising the Royal portfolio under certain circumstances if the limited partners would recognize a taxable gain in such a disposition.

25

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

The Audit Committee, on behalf of the Board of Directors, serves as an independent and objective party to monitor our financial reporting process and internal control system, and to review and appraise the audit efforts of our independent auditors. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter (as amended and restated in August 2005), a copy of which was included as Appendix A to the proxy statement relating to our 2006 Annual Meeting.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in our Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed our earnings releases with management.

During 2006, the Audit Committee met with management and our independent auditors and internal auditor periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee also discussed with management and our independent auditors and internal auditor the process used for certifications by our chief executive officer and chief financial officer that are required for certain of our filings with the Securities and Exchange Commission.

Ernst & Young LLP, our independent auditors, are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with the independent auditors the auditors’ independence from management and us and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also meets with management and the independent auditors prior to the filing of the quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results to, among other things, review and discuss such filings, review any related financial statements and related variances, review significant accounting policies and discuss any significant accounting treatments applied during the period.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

This Audit Committee report is given by the following members of the Audit Committee:

G. & Steven Dawson, Chairman R.D. Burck Winston W. Walker

26

Independent Auditor Fees

The following summarizes the approximate aggregate fees billed to American Campus Communities for the fiscal years ended December 31, 2006 and 2005 by our principal accounting firm, Ernst & Young LLP:

	Total Approximate Fees
Types of Services (1)	2006	2005
Audit Fees (2)	$553,000	$676,500
Audit-Related Fees (3)	110,000	149,500
Tax Fees (4)	—	165,000

Total (5)	$663,000	$991,000

(1)	All such services were preapproved by the Audit Committee.

(2)	Fees for audit services billed in 2006 and 2005 included the following: (i) audit of our annual financial statements; (ii) reviews of quarterly financial statements; (iii) audit of internal control over financial reporting; and (iv) services related to SEC matters, including review of registration statements filed and related issuances of comfort letters, consents and other services.

(3)	Fees for audit-related services billed in 2006 and 2005 included audits of acquired properties and audits of certain subsidiaries.

(4)	Fees for tax services billed in 2005 included tax compliance services and tax planning and advice services.

(5)	Excludes amounts that we reimbursed Ernst & Young LLP for out-of-pocket expenses, which totaled approximately $9,000 in 2006 and $6,000 in 2005.

In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with representatives of Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by the independent auditors. These provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by the independent auditors.

The independent auditors provide the Audit Committee with a list describing the services expected to be performed by the independent auditor. Any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has authorized the committee’s Chairman to approve the provision by our independent auditors of up to $50,000 per occurrence of non-audit services not prohibited by law. Each decision made by the Audit Committee Chairman will be reported to the full Audit Committee at its next meeting.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. The Audit Committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and to be given an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

27

Ratification of the Selection of the Independent Auditors

The audit committee has reappointed Ernst & Young LLP as our independent auditors for 2007.

The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting.

The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2007.

STOCKHOLDER PROPOSALS

We must receive any stockholder proposal intended for inclusion in the proxy materials for the Annual Meeting to be held in 2008 no later than December 31, 2007. A stockholder may also nominate directors before the next Annual Meeting by submitting the nomination as described under “Board of Directors – Consideration of Director Nominees.” We did not receive any formal proposals during 2006 from stockholders.

2006 ANNUAL REPORT

Our Annual Report to Stockholders is being mailed to stockholders along with this Proxy Statement. The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, are on our website at www.americancampuscommunities.com and available without charge to stockholders upon writing to our corporate secretary. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

By Order of the Board of Directors, BRIAN B. NICKEL Executive Vice President, Chief Financial Officer and Secretary

Austin, Texas
March 27, 2007

28

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

AMERICAN CAMPUS COMMUNITIES, INC.

FOR THE MAY 3, 2007

ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints William C. Bayless Jr., Brian B. Nickel and Jonathan A. Graf, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of Common Stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on March 16, 2007, on behalf of the undersigned at the Annual Meeting of Stockholders to be held on May 3, 2007 at 10:00 a.m., Central Time, at The Driskill Hotel, 604 Brazos Street, Austin, Texas or at any adjournment or postponement thereof.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2007 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH PROXY CARD HERE

Please sign, date, and return this proxy card in the enclosed envelope.

|X| Votes MUST be indicated (x) in Black or Blue ink.

1.	Election of Directors for a one-year term expiring at the 2008 Annual Meeting of Stockholders

FOR |_|	WITHHOLD ALL |_|	FOR ALL EXCEPT |_|

Nominees:

(01) William C. Bayless Jr.	(05) Edward Lowenthal
(02) R.D. Burck	(06) Brian B. Nickel
(03) G. Steven Dawson	(07) Scott H. Rechler
(04) Cydney C. Donnell	(08) Winston W. Walker
____________________________________________________________ To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the space above.

2.	Ratification of Ernst & Young as our independent auditors for 2007

FOR |_|	AGAINST |_|	ABSTAIN |_|

MARK HERE IF YOU PLAN TO ATTEND THE MEETING |_|

TO CHANGE YOUR ADDRESS, PLEASE MARK THIS BOX |_|

Please return your signed proxy at once in the enclosed postage-prepaid envelope provided, even if you plan to attend the meeting in person.

Please sign exactly as name appears on the records of American Campus Communities, Inc. If the shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.

________________________ Date	________________________ Share Owner sign here	________________________ Co-Owner sign here